Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

ROCKVILLE, Md. (May 15, 2015) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China today reported financial results for the three months ended March 31, 2015.

The Company reported a net loss for the first quarter of 2015 of ($1.8 million), or ($0.06) per share, compared with a net loss of ($1.5 million), or ($0.05) per share, for the same period last year. The increase in the net loss for the 2015 period is primarily due to costs associated with the expansion of the Company’s research and development operations in China, as well as additional costs related to corporate business development and investor relations initiatives in 2015.

As of March 31, 2015, CASI had cash and cash equivalents of $9.5 million.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our research and development expenses for the first quarter increased over the prior year due to the expansion of our China operations, including personnel and other clinical development costs of ENMD-2076 in China, as well as efforts associated with the import drug registration regulatory process in China for the drugs in-licensed from our partner Spectrum. Our general and administrative expenses for the first quarter increased over the prior year due to an increase in business development and investor relations activities as we pursue opportunities to further expand our pipeline. As we continue to execute our clinical development plans in the U.S. and China, we expect operating expenses to increase in 2015.”

Dr. Ken Ren, Chief Executive Officer, commented, “We are pleased with the progress of our programs. While our Phase 2 trials of ENMD-2076 in triple-negative breast cancer, advanced/soft tissue sarcoma and advanced clear cell ovarian carcinoma are ongoing, we also are on track with our plans to initiate a Phase 2 trial of ENMD-2076 in fibrolamellar carcinoma this year, and with the enrollment of patients in our China triple-negative breast cancer trial that we recently initiated. As we continue to make clinical advancements in ENMD-2076 and regulatory advancements with our in-licensed products from our partner Spectrum, we will continue to implement our business development strategy to acquire additional drug candidates to expand our pipeline. We also will continue to make strategic investments in our infrastructure and operations in China to enable growth as we become a fully integrated pharmaceutical company.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About CASI Pharmaceuticals, Inc.

CASI is a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China. CASI’s product pipeline includes exclusive rights to ZEVALIN® (ibritumomab tiuxetan), MARQIBO® (vinCRIStine sulfate LIPOSOME injection) and Captisol-EnabledTM (propylene glycol-free) melphalan (CE melphalan) for greater China (including Taiwan, Hong Kong and Macau). CASI’s development pipeline also includes its proprietary drug candidate ENMD-2076, a selective angiogenic kinase inhibitor currently in multiple Phase 2 oncology studies, and 2ME2 (2-methoxyestradial) currently under reformulation development. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility in the market price of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); risks relating to interests of our largest stockholders that differ from our other stockholders; and the risk of substantial dilution of existing stockholders in future stock issuances. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

ZEVALIN® and MARQIBO® are registered trademarks of Spectrum Pharmaceuticals, Inc. and its affiliates. Captisol-Enabled™ is the trademark property of its owner.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jmacdonald@torreyhillscapital.com

(Financial Table Attached)

CASI PHARMACEUTICALS, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

March 31,

	2015	2014
Total revenues	$23,718	$-
Research and development	$865,037	$559,974
General and administrative	$924,780	$891,375
Net loss	$(1,803,353)	$(1,450,965)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.06)	$(0.05)
Weighted average number of shares outstanding (basic and diluted)	32,445,811	27,040,429

Cash and cash equivalents	$9,459,135	$14,199,485

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